SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SLM Corporation

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SLM CORPORATION
12061 Bluemont Way
Reston, Virginia 20190
703-984-5002, Fax 703-984-5031

THOMAS J. FITZPATRICK
Chief Executive Officer

April 16, 2007

TO: All Sallie Mae Employees

Today we announced the acquisition of Sallie Mae and our subsidiaries by an investment group led by private equity firm J.C. Flowers & Co. and including Bank of America and JPMorgan Chase. Our Board of Directors and management team welcome and embrace this transaction. Employees can be equally excited by this news, as some of the world’s greatest financial institutions have come together in this transaction to invest in the next generation of America’s students. This new chapter in our history is a testament to our growth and success. For example:

•	We have transformed from a government-sponsored secondary market to a full-service financial services provider. Today’s announcement is the next logical phase of our transformation.
•	Over the past 10 years, we have helped to address college affordability and rising student debt by offering industry-leading student loan discounts and an array of loan products and other services.
•	The new investments made by the J.C. Flowers group in Sallie Mae will bring additional resources to help us address these critical market needs.

This transaction will also enhance our ability to introduce additional philanthropic initiatives. Since 1999:

•	We have generated nearly $2 billion to address college access and affordability through six foundations that support academic preparation, financial literacy, and college access.
•	We targeted our philanthropy to lower-income families, students from underrepresented groups and the institutions that serve them.
•	We have been recognized as one of the nation’s leading corporate citizens and philanthropists

We are proud that, as part of this transaction, our new owners plan to make additional investments to increase higher education access for the neediest Americans.

No doubt, this exciting news creates a number of questions for Sallie Mae employees. All employees are invited to attend a Town Hall meeting on Monday, April 16, 2007. Additional details regarding our Town Hall meeting will be forthcoming. I look forward to speaking with you and answering your questions during the call.

Thank you for your dedication, hard-work, and support, which have contributed to this transformation. This is an exciting, new chapter in Sallie Mae’s history. We have evolved over the years to offer innovative products to students, and we have collaborated with leading policymakers to address concerns about debt levels and repayment options. We look forward to continuing this legacy.

Sincerely,

Tim Fitzpatrick

IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER WILL BE FILED WITH THE SEC:

In connection with the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company's security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, SLM Corporation, 12061 Bluemont Way, Reston, Va. 20190, telephone (703) 984-6746, or from the Company’s Web site, http://www.salliemae.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on April 9, 2007. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, which will be filed with the SEC.